FGL Holdings Reports Third Quarter 2019 Results and Declares Common Stock Dividend
GEORGE TOWN, Cayman Islands: November 6, 2019 - FGL Holdings (NYSE: FG), a leading provider of annuities and life insurance, today announced financial results for the third quarter of 2019.
Net income available to common shareholders for the third quarter of 2019 was $58 million, or $0.26 per diluted common share, compared to net income for the third quarter of 2018 of $49 million, or $0.23 per diluted common share.
Adjusted operating income (AOI)1 available to common shareholders for the third quarter of 2019 was $79 million, or $0.36 per diluted common share, compared to AOI for the third quarter of 2018 of $62 million, or $0.29 per diluted common share.
Key Highlights:
•27 percent growth in AOI, driven by increased net investment spread, growth in the business, and favorability related to the Company's annual assumption review and tax benefit; 13 percent growth in AOI excluding notable items
•Strong profitability driving a stable adjusted operating ROE1 in the high teens
•24 percent increase in year-to-date total annuity sales to $2,972 million, including a 5 percent year over year decrease in total annuity sales to $797 million in the third quarter, as expected
•Average assets under management were $27 billion on a year-to-date basis, up 6 percent from net new business asset flows
•On November 5, 2019, Fitch Ratings (Fitch) upgraded the financial strength ratings of F&G's primary operating companies to 'BBB+' from 'BBB', reflecting the Company's strong performance and estimated risk-based capital ratio of approximately 475 percent
•John Fleurant is appointed as Chief Financial Officer for FGL Holdings, effective November 11, 2019
"In the third quarter, we delivered continued growth in adjusted operating income and a strong ROE, despite the challenging interest rate environment," said Chris Blunt, F&G President and Chief Executive Officer. "Coming off a record first half in sales, we took proactive pricing measures to protect margins while maintaining our strong competitive position. Looking ahead, we expect to finish the year with double digit growth in annuity sales."
Mr. Blunt continued, "We were patient with respect to reinvesting cash in the quarter. At this time, all remaining cash has been put to work at attractive returns, and we'd expect a sequential increase in our net investment income in the fourth quarter. Our balance sheet remains strong with $300 million of deployable capital, and we are well-positioned for continued growth on a number of fronts. We are poised to wrap up 2019 meeting or exceeding our financial objectives."
The table below reconciles reported after-tax net income to adjusted operating income (AOI) available to common shareholders.

(In millions)	Three Months Ended
	September 30, 2019	September 30, 2018
Reconciliation from Net Income (loss) to AOI(1):	(Unaudited)	(Unaudited)
Net income (loss)	$65	$56
Dividends on preferred stock	(7)	(7)
Net income (loss) available to common shareholders	58	49
Effect of investment losses (gains), net of offsets (2)	(44)	38
Impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries (2) (3)	63	(30)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets	18	—
Effect of integration, merger related & other non-operating items	(6)	4
Net impact of Tax Cuts and Jobs Act	—	3
Tax impact of adjusting items	(10)	(2)
AOI available to common shareholders (1)	$79	$62

Third Quarter Earnings Results

Net income available to common shareholders for the third quarter was $58 million, or $0.26 per share, compared with net income available to common shareholders of $49 million, or $0.23 per share, in the prior year. Results for third quarter 2019 include the following items, $65 million unfavorable FIA embedded derivative market movements and fair value effects related to international subsidiaries, partially offset by $38 million net unrealized gains driven by market value changes on preferred equity securities and $6 million other market and non-operating items; all of which have no impact to AOI.
Adjusted operating income available to common shareholders for the third quarter was $79 million, or $0.36 per share, up 27 percent from $62 million, or $0.29 per share, in the prior year. The increase to prior year was driven by strong and consistent underlying performance trends across the business from ongoing invested asset growth and portfolio repositioning uplift. Results included net favorable items of $20 million, or $0.09 per share, from $18 million tax benefit and $7 million favorable impact from the annual assumption review, partially offset by $2 million lower single premium immediate annuities (SPIA) mortality and $3 million unfavorable reinsurance true-up. The prior year quarter included net favorable items of $10 million, or $0.05 per diluted share.

Summary Financial Results (Unaudited)

	Three Months Ended		Nine Months Ended
(In millions, except per share data)	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Fixed indexed annuity (FIA) sales (1)	$590	$631	$2,025	$1,616
Total retail annuity sales (1)	$797	$842	$2,972	$2,389
Average assets under management (AAUM)(1)	$27,871	$25,883	$27,050	$25,437
Net investment spread - FIA (1)	2.69%	2.16%	2.69%	2.36%
Net investment spread - All products (1)	2.05%	1.71%	2.16%	1.89%
Net income (loss) available to common shareholders	$58	$49	$259	$140
Net income (loss) available to common shareholders per diluted share	$0.26	$0.23	1.19	0.65
AOI available to common shareholders (1)	$79	$62	$226	$181
AOI available to common shareholders per diluted share (1)	$0.36	$0.29	1.04	0.84
Weighted average common basic shares	216.4	214.4	217.7	214.4
Weighted average common diluted shares	216.5	214.4	217.8	214.4
Total common shares outstanding	215.0	214.4	215.0	214.4
Book value per common share	$9.97	$5.02	$9.97	$5.02
Book value per common share excluding AOCI (1)	$7.56	$7.67	$7.56	$7.67

See footnotes below.

Sales Results
For the nine months ended September 30, total sales across all product lines were $3.3 billion, up 29 percent from the prior year period, and well ahead of pace to achieve the Company's target for full year sales. Total sales for the third quarter were $914 million, up 2 percent from the prior year. Total retail annuity sales were $797 million for the third quarter, down 5 percent from the prior year. Sales of fixed indexed annuities in the third quarter were $590 million, down 6 percent from the prior year.
The Company consistently manages sales to achieve targeted returns, which can result in quarterly fluctuations. As noted in the second quarter 2019 earnings release, given lower interest rates in the first half of the year, the Company responded quickly to adjust pricing to achieve targeted returns and, therefore, anticipated lower sales in the second half of the year. Overall, the Company's distribution relationships and momentum remain strong, and major competitors eventually took similar pricing actions. For the full year, the Company expects to finish with double digit growth in annuities.
Sales of multi-year guarantee annuities (MYGA's) were $107 million in the current quarter, compared to $211 million in the same period last year, as the Company reduced crediting rates to achieve target returns. During the quarter, F&G also completed a $100 million funding agreement with the Federal Home Loan Bank (FHLB) under an investment spread strategy. The Company views FHLB volume as opportunistic and subject to fluctuation period to period.

Indexed universal life (IUL) sales in the quarter were $9 million, up from $7 million last year. Growing IUL sales reflect the Company's focus on the quality of new business and pricing discipline. The Company is targeting IUL growth through expanded distribution and new advisors, particularly following the ratings upgrade to A- by A.M. Best in 2018.
In the third quarter, the Company's Bermuda-based subsidiary, F&G Reinsurance Ltd (F&G Re), generated $108 million of flow reinsurance deposits, as compared to $45 million in the prior year quarter, driven by volume from new and existing partnerships. Volume is expected to expand as future flow reinsurance opportunities come online.

Investment Management Performance
Overall, the investment portfolio is performing well year-to-date, and providing attractive risk-adjusted returns, benefiting from Blackstone's investment management expertise. Net investment income and yield continue to increase from the prior year as the impacts of repositioning emerge. Given the rate environment, third quarter net investment income reflects measured cash deployment of proceeds from the most recent BBB de-risk program and onboarding of the block reinsurance transaction that closed late in the second quarter of 2019, as well as lower floating rate income due to rate resets. At this time, all remaining cash has been reinvested at attractive returns.
Net investment income was $301 million in the third quarter of 2019, up $34 million or 13 percent, from the third quarter of 2018. Net investment income grew approximately $31 million from portfolio reposition uplift, $20 million from invested asset growth and $4 million from fewer CLO redemptions held at premium to par, partially offset by $13 million lower floating rate income and $8 million higher planned investment expense.
The Company continues to opportunistically reduce its exposure to BBB corporates, completing nearly $1 billion in sales year to date, including $430 million in the third quarter. Overall, the average NAIC rating for the portfolio is stable at approximately 1.5. Alternative asset fundings were approximately $1 billion, or 3.6 percent of the portfolio, at quarter-end and are expected to increase to approximately 4 percent by year-end 2019.
Average assets under management (AAUM)1 were $27.0 billion for the nine months ended September 30, 2019. AAUM increased $1.6 billion compared to the prior year period due to $2.0 billion net new business asset flows and $0.9 billion from a block reinsurance transaction, partially offset by $0.9 billion reinsurance cessions and $0.4 billion non-economic impacts of purchase accounting.
The net average yield4 on new money was 4.69 percent in the quarter, inclusive of a 5 percent allocation to alternative assets. The average earned yield on the total portfolio in the third quarter was 4.32 percent for the items noted above, compared to 4.13 percent in the third quarter of 2018. The rate increase reflects reposition uplift on the structured and alternative assets that are now in the portfolio.
Net investment spread across all products was 205 basis points, up 34 basis points to the prior year primarily reflecting an increase in portfolio yield as a result of reposition activity, and lower on a sequential basis due to the slower deployment of cash. Net investment spread for fixed indexed annuities was 269 basis points in the third quarter of 2019, up 53 basis points to the prior year primarily reflecting an increase in portfolio yield as a result of reposition activity, and modestly lower sequentially for the quarterly drivers previously mentioned.

Capital Management Highlights
•The Company continues to have a strong and stable capital position, with an estimated Statutory company action level risk-based capital (RBC) on an aggregate basis of approximately 475 percent as of September 30, 2019.
•On November 5, 2019, Fitch Ratings (Fitch) upgraded the financial strength ratings of F&G's primary operating companies to 'BBB+' from 'BBB' in recognition of our sustained strong financial performance, market leadership and stable capital position.
•The Company repurchased 2,146,501 common shares during the quarter at an average price of $7.86 per common share for a total of $17 million. Capacity remaining under the existing share repurchase authorization was $98 million at the end of the quarter.

•GAAP book value per common share, including accumulated other comprehensive income (AOCI) at September 30, 2019 was $9.97 with 215.0 million common shares outstanding. Book value per common share, excluding AOCI (1) was $7.56, including $0.09 per share net reduction for mark to market movements in the quarter.
•The Board of Directors declared a quarterly dividend of $0.01 per common share. The dividend is payable on December 9, 2019, to shareholders of record as of the close of business on November 25, 2019.

Conference Call and Earnings Release
This press release and the financial supplement will be posted to the Company’s website at investors.fglife.bm.

F&G will conduct a webcast and conference call on Thursday, November 7, 2019 at 9:00 a.m. ET to discuss third quarter 2019 results.

The event can be accessed the following ways:
•For conference call, dial 800.263.0877 (U.S. callers) or 646.828.8143 (International callers). The access code is 8276409.
•A replay of the event will be available through November 28, 2019 by dialing 888.203.1112 (U.S. callers) or 719.457.0820 (International callers). The access code is 8276409.
•For live and archived internet webcast, visit investors.fglife.bm/investors.

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except share data)

	September 30, 2019	December 31, 2018
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturity securities, available-for-sale, at fair value (amortized cost: September 30, 2019 - $23,047; December 31, 2018 - $22,219)	$23,907	$21,109
Equity securities, at fair value (cost: September 30, 2019 - $1,104; December 31, 2018 - $1,526)	1,097	1,382
Derivative investments	454	97
Mortgage loans	836	667
Other invested assets	1,078	662
Total investments	27,372	23,917
Cash and cash equivalents	990	571
Accrued investment income	246	216
Funds withheld for reinsurance receivables, at fair value	2,045	757
Reinsurance recoverable	3,250	3,190
Intangibles, net	1,397	1,359
Deferred tax assets, net	92	343
Goodwill	467	467
Other assets	258	125
Total assets	$36,117	$30,945

LIABILITIES AND SHAREHOLDERS' EQUITY

Contractholder funds	$25,355	$23,387
Future policy benefits, including $1,887 and $725 at fair value at September 30, 2019 and December 31, 2018, respectively	5,714	4,641
Funds withheld for reinsurance liabilities	838	722
Liability for policy and contract claims	63	64
Debt	542	541
Revolving credit facility	15	—
Other liabilities	1,015	700
Total liabilities	33,542	30,055

Commitments and contingencies

Shareholders' equity:
Preferred stock ($.0001 par value, 100,000,000 shares authorized, 421,885 and 399,033 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively)	—	—
Common stock ($.0001 par value, 800,000,000 shares authorized, 221,660,974 issued and outstanding at September 30, 2019 and December 31, 2018)	—	—
Additional paid-in capital	2,022	1,998
Retained earnings (Accumulated deficit)	85	(167)
Accumulated other comprehensive income (loss)	520	(937)
Treasury stock, at cost (6,622,420 shares at September 30, 2019; 600,000 shares at December 31, 2018)	(52)	(4)
Total shareholders' equity	2,575	890
Total liabilities and shareholders' equity	$36,117	$30,945

FGL HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three months ended		Nine months ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Premiums	$9	$12	$33	$45
Net investment income	301	267	905	812
Net investment gains (losses)	103	119	478	(74)
Insurance and investment product fees and other	42	46	134	139
Total revenues	455	444	1,550	922
Benefits and expenses:
Benefits and other changes in policy reserves	331	297	938	475
Acquisition and operating expenses, net of deferrals	48	40	239	126
Amortization of intangibles	12	28	54	72
Total benefits and expenses	391	365	1,231	673
Operating income	64	79	319	249
Interest expense	(8)	(8)	(24)	(21)
Income (loss) before income taxes	56	71	295	228
Income tax (expense) benefit	9	(15)	(13)	(67)
Net income (loss)	$65	$56	$282	$161
Less Preferred stock dividend	7	7	23	21
Net income (loss) available to common shareholders	$58	$49	$259	$140

Net income (loss) per common share:

Basic	$0.26	$0.23	$1.19	$0.65
Diluted	$0.26	$0.23	$1.19	$0.65
Weighted average common shares used in computing net income (loss) per common share:
Basic	216.4	214.4	217.7	214.4
Diluted	216.5	214.4	217.8	214.4

Cash dividend per common share	$0.01	$—	$0.03	$—

RECONCILIATION OF BOOK VALUE PER COMMON SHARE AND BOOK VALUE PER COMMON SHARE EXCLUDING AOCI(1)

(In millions, except per share data)	September 30, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
Reconciliation to total shareholders' equity:
Total shareholders' equity	$2,575	$890
Less: AOCI	520	(937)
Less: Preferred equity	430	406
Total common shareholders' equity excluding AOCI (1)	$1,625	$1,421

Total common shares outstanding	215.0	221.1
Weighted average common shares outstanding - basic	216.4	220.9
Weighted average common shares outstanding - diluted	216.5	220.9

Book value per common share including AOCI (1)	$9.97	$2.19
Book value per common share excluding AOCI(1)	$7.56	$6.43

RECONCILIATION OF ROE TO ADJUSTED OPERATING ROE(1)

	Twelve Month Rolling Average ROE
(In millions, except per share data)	September 30, 2019	December 31, 2018
	(Unaudited)	(Unaudited)
Return on average common shareholders' equity	7.5%	(1.5)%
AOCI	(0.9)%	0.5%
Return on average common shareholders' equity, excluding AOCI (1)	6.6%	(1.0)%

Aggregate adjustments to arrive at AOI available to common shareholders' (5)	12.7%	17.6%
Adjusted Operating return on common shareholders' equity, excluding AOCI (1)	19.3%	16.6%

ROLLFORWARD OF AVERAGE ASSETS UNDER MANAGEMENT (AAUM)(1) (Unaudited)

(In billions)	AAUM YTD
AAUM as of September 30, 2018	$25.4
Net new business asset flows	2.0
Reinsurance transactions	0.9
Reinsurance cession to Kubera	(0.9)
Purchase accounting mark-to-market valuation of investment portfolio	(0.4)
AAUM as of September 30, 2019	$27.0

Footnotes:
(1)Non-GAAP financial measure. See the Non-GAAP Measures section below for additional information.
(2)Amounts are net of offsets related to value of business acquired (VOBA), deferred acquisition cost (DAC), deferred sale inducement (DSI) amortization, and unearned revenue (UREV) amortization, as applicable.
(3)The Company adjusted its non-GAAP measure to remove the fair value accounting impacts of assumed reinsurance by our international subsidiaries for periods after September 30, 2018.
(4)Average yield reflects investment book yield on bonds purchased during the quarter. See the Non-GAAP Measures section below for additional information.
(5)Refer to 'Reconciliation from Net Income (Loss) to AOI' for further details on individual adjustments

Non-GAAP Measures
The following represents the definitions of non-GAAP measures used by the FGL Holdings.
Adjusted Operating Income (AOI)
AOI is a non-GAAP economic measure we use to evaluate financial performance each period. AOI is calculated by adjusting net income (loss) to eliminate:
(i) the impact of net investment gains/losses, including other than temporary impairment ("OTTI") losses recognized in operations, but excluding realized gains and losses on derivatives hedging our indexed annuity policies,
(ii) the impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by our international subsidiaries,
(iii) the tax effect of affiliated reinsurance embedded derivative,
(iv) the effect of change in fair value of the reinsurance related embedded derivative,
(v) the effect of integration, merger related & other non-operating items,
(vi) impact of extinguishment of debt, and
(vii) net impact from Tax Cuts and Jobs Act.
Adjustments to AOI are net of the corresponding impact on amortization of intangibles, as appropriate. The income tax impact related to these adjustments is measured using an effective tax rate, as appropriate by tax jurisdiction. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations.

Beginning with the quarter ended December 31, 2018, the Company updated its AOI definition to remove the incremental change due to the impact of the fair value accounting election for international subsidiaries. Management believes this revision will enhance the understanding of our business as the Company executes its growth strategy through international third party assumed business and is more relevant to investors as the impact of fair value accounting election can create an increases/decreases in the assumed liabilities that does not match the increase/decrease of the corresponding assets. This change will be applied on a prospective basis as the Company executes its growth strategy through international third party assumed reinsurance.

AOI Available to Common Shareholders

AOI available to common shareholders is a non-GAAP economic measure we use to evaluate financial performance attributable to our common shareholders each period. AOI available to common shareholders is calculated by adjusting net income (loss) available to common shareholders to eliminate the same items as described in the AOI paragraph above. While these adjustments are an integral part of the overall performance of the Company, market conditions and/or the non-operating nature of these items can overshadow the underlying performance of the core business. Accordingly, Management considers this to be a useful measure internally and to investors and analysts in analyzing the trends of our operations. Our non-GAAP measures may not be comparable to similarly titled measures of other organizations because other organizations may not calculate such non-GAAP measures in the same manner as we do.

Adjusted Operating Return on Common Shareholders' Equity Excluding AOCI

Adjusted Operating Return on Common Shareholders’ Equity Excluding AOCI is calculated by dividing AOI Available to Common Shareholders’ by total average Common Shareholders’ Equity Excluding AOCI. Average Common Shareholders’ Equity Excluding AOCI for the twelve months rolling, is the average of 5 points throughout the period and for the quarterly average Common Shareholders Equity is calculated using the beginning and ending Common Shareholders Equity, Excluding AOCI, for the period. For periods less than a full fiscal year, amounts disclosed in the table are annualized. As a result of the merger, the starting point for calculation of average Common Shareholders’ Equity was reset to December 1, 2017. The rolling average will be updated from the merger date forward to use available historical data points until 5 historical data points are available. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of adjusted earned return on common equity.

Net Investment Spread

Net investment spread is the excess of net investment income earned over the sum of interest credited to policyholders and the cost of hedging our risk on FIA policies. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the performance of the Company’s invested assets against the level of investment return provided to policyholders, inclusive of hedging costs.
Average Assets Under Management (AAUM)
AAUM is calculated as the sum of:
(i) total invested assets at amortized cost, excluding derivatives;
(ii) related party loans and investments;
(iii) accrued investment income;
(iv) funds withheld at fair value;
(v) the net payable/receivable for the purchase/sale of investments, and
(iv) cash and cash equivalents, excluding derivative collateral, at the beginning of the period and the end of each month in the period, divided by the total number of months in the period plus one.
Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the rate of return on assets available for reinvestment.

Investment Book Yield
Investment book yield on bonds purchased during the period excludes yield on short-term treasuries and cash and cash equivalents. Management considers this non-GAAP financial measure to be useful internally and to investors and analysts when assessing the level of return on the Company’s income generating invested assets.

Common Shareholders' Equity

Common Shareholders’ Equity is based on Total Shareholders’ Equity excluding Equity Available to Preferred Shareholders. Management considers this to be a useful measure internally and to investors to assess the level of equity that is attributable common stock holders.

Common Shareholders' Equity Excluding AOCI

Common Shareholders’ Equity Excluding AOCI is based on Common Shareholders' Equity excluding the effect of AOCI. Since AOCI fluctuates from quarter to quarter due to unrealized changes in the fair value of available for sale investments, Management considers this non-GAAP financial measure to provide useful supplemental information internally and to investors and analysts assessing the level of earned equity on common equity.

GAAP Book Value per Common Share (including and excluding AOCI)

GAAP Book Value per Common Share including and excluding AOCI is calculated as Common Shareholders’ Equity and Common Shareholders Equity Excluding AOCI divided by the total number of shares of common stock outstanding. Management considers this to be a useful measure internally and for investors and analysts to assess the capital position of the Company.
Sales (FIA Sales and Total Retail Annuity Sales)
Sales are not derived from any specific GAAP income statement accounts or line items and should not be viewed as a substitute for any financial measure determined in accordance with GAAP. Annuity and IUL sales are recorded as deposit liabilities (i.e. contractholder funds) within the Company's unaudited condensed consolidated financial statements in accordance with GAAP. Management believes that presentation of sales, as measured for management purposes, enhances the understanding of our business and helps depict longer term trends that may not be apparent in the results of operations due to the timing of sales and revenue recognition.
While management believes that non-GAAP measurements are useful supplemental information, such adjusted results are not intended to replace GAAP financial results and should be read in conjunction with those GAAP results.
About FGL Holdings

FGL Holdings-the F&G family of insurance companies-is committed to helping Americans prepare for and live comfortably in their retirement. Through its subsidiaries, F&G is a leading provider of annuity and life insurance products. FGL Holdings, domiciled in the Cayman Islands, trades on the New York Stock Exchange under the ticker symbol FG. For more information, please visit www.fglife.bm.

Forward Looking Statements
"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This document contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results, events and developments to differ materially from those set forth in, or implied by, such statements. These statements are based on the beliefs and assumptions of FG's management and the management of FG's subsidiaries (including target businesses). Forward-looking statements are generally identifiable by use of the words "believes," "expects," "intends," "anticipates," "plans," "seeks," "estimates," "projects," "may," "will," "could," "might," or "continues" or similar expressions. Factors that could cause actual results, events and developments to differ include, without limitation:  the accuracy of FG's assumptions and estimates; FG's and its insurance subsidiaries' ability to maintain or improve financial strength ratings; FG's ability to manage its business in a highly regulated industry; regulatory changes or actions; the impact of FG's reinsurers failing to meet their assumed obligations; restrictions on FG's ability to use captive reinsurers; the impact of interest rate fluctuations; changes in the federal income tax laws and regulations; litigation (including class action litigation), enforcement investigations or regulatory scrutiny; the performance of third parties; the loss of key personnel; telecommunication, information technology and other operational systems failures; the continued availability of capital; new accounting rules or changes to existing accounting rules; general economic conditions; FG's ability to protect its intellectual property; the ability to maintain or obtain approval of the Iowa Insurance Department and other regulatory authorities as required for FG's operations; FG's ability to successfully acquire new companies and integrate such acquisitions; and other factors discussed in FG’s most recent Annual Report on Form 10-K for the year ended December 31, 2018, and its Quarterly Reports on Form 10-Q, which can be found at the SEC's website www.sec.gov.
All forward-looking statements described herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. FG does not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operation results, except as required by law.

Investor Contact:
Jon Bayer
FGL Holdings
Investors@fglife.bm
410.487.8898

Source: FGL Holdings